AMENDMENT TO EMPLOYMENT AGREEMENT

                    AMENDMENT No.1 dated as of September 21,
               1998 (this "Amendment"), to the Employment and Consulting Agreement (the "Employment Agreement") dated as of July 29, 1998 by and between ATL Ultrasound, Inc. (the "Company") and Dennis C. Fill (the "Executive"). All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Employment Agreement.

          WHEREAS Philips Electronics North America
Corporation, a Delaware Corporation ("Parent"), Philips Acquisition, Inc., a Washington corporation and a wholly owned subsidiary of Parent and the Company have entered into an Agreement and Plan of Merger dated as of July 29, 1998 (the "Merger Agreement");

          WHEREAS the Company and the Executive have entered into the Agreement to take effect as of the effective date of the consummation of the transactions contemplated by the Merger Agreement; and

          WHEREAS, the Company, Parent and the Executive have agreed to make certain changes to the Employment Agreement;

          NOW, THEREFORE, the Company and the Executive amend the Employment Agreement as follows:

          1. Section 5(a) of the Employment Agreement is hereby amended by deleting "On or about January 1, 1999," from the second sentence thereof and substituting "By no later than December 31, 1998," therefor.

          2. Section 21 of the Employment Agreement is hereby amended by deleting "$388,125" from the second sentence thereof and substituting "$785,125" therefor.

          3. The Employment Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect as amended hereby.


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          IN WITNESS WHEREOF, the Company and the Executive
have executed this Amendment as of the date and year first written above.


                              ATL Ultrasound, Inc.

                              by /s/Pamela L. Dunlap
                                 ------------------------------
                                Name:  Pamela L. Dunlap
                                Title: Chief Financial
                                       Officer


                                 /s/ Dennis C. Fill
                                 ------------------------------
                                 DENNIS C. FILL